Exhibit No. 99.2
March 22, 2006
Dear Shareholders (and friends) of AssuranceAmerica,
As we enter the early stages of 2006, it is helpful to look back on our acquisitions and how effectively we integrated these units. All four units are performing positively against prior year, and each of the four acquisitions has a plan in place for growing both revenue and profits. Our now 50 retail branches average $2.0 million in premiums sold, and our goal is to increase this average to $2.5 million in premiums by the end of 2007.
We are pleased to report to you our February and year-to-date results.

	February 2006 (Unaudited)
	Current Month			Full Year
	2006	2005	Change	2006	2005	Change
	(In $1,000)%			(In $1,000)%
• MGA/Carrier Gross Premiums Produced *	$9,954	$4,278	133%	$18,251	$7,893	131%
• MGA/Carrier Revenues *	4,381	1,901	130%	8,268	3,635	127%
• Retail Agencies Gross Premium Produced *†	9,153	6,172	48%	17,535	11,123	58%
• Retail Agencies Group Revenues *†	1,341	866	55%	2,471	1,550	59%
• Company Revenues †	5,359	2,767	94%	10,152	5,185	95%
• Company Pre-Tax Income †	501	289	73%	777	465	66%

* Before inter-company eliminations
† Current year financial data includes agency acquisitions that may not be included in prior year data.
To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
Thank you for your continued interest and confidence in AssuranceAmerica Corporation.
Sincerely,

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
P.S. Save the date of April 27, 2006 for our BBQ and Annual meeting!
     This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.
5500 Interstate North Parkway - RiverEdge One - Suite 600 - Atlanta, Georgia 30328
770.933.8911 - fax 770.984.0173 - www.assuranceamerica.com